Exhibit 99.1

Nurix Therapeutics Reports Fourth Quarter and Fiscal Year 2021 Financial Results and Provides a Corporate Update

Advanced four wholly owned and internally developed programs into clinical development

Strengthened balance sheet with year-end cash and investments totaling $433 million

Anticipate multiple clinical milestones in 2022

San Francisco, CA, January 27, 2022 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company developing targeted protein modulation drugs, today reported financial results for the fourth quarter and fiscal year ended November 30, 2021 and provided a corporate update.

“2021 was a remarkable year for Nurix with the advancement of four wholly owned drug candidates into clinical development. We are very encouraged by our early clinical results having obtained positive proof-of-mechanism data from all patients treated in the first two cohorts with advanced B-cell malignancies,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “We look forward to an exciting year as we advance our proprietary protein modulation portfolio for patients with significant unmet medical need in both solid tumors and hematologic malignancies.”

Recent Business Highlights

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Initiated Phase 1 clinical development for four wholly owned and internally developed drug candidates: Nurix proprietary protein modulation clinical programs include two targeted protein degraders of Bruton’s tyrosine kinase (BTK), NX-2127 and NX-5948, for the treatment of relapsed and refractory B-cell malignancies, a first-in-class oral E3 ligase inhibitor, NX-1607, for the treatment of a variety of solid tumors and hematologic malignancies, and a first-in-class cell therapy program, DeTIL-0255, that combines tumor infiltrating lymphocytes (TIL) with a small molecule E3 ligase inhibitor with the aim of generating a superior T-cell product with enhanced efficacy.

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Presented initial data from its first-in-human, Phase 1 dose-escalation trial of NX-2127 in adults with relapsed or refractory B-cell malignancies: In October 2021, Nurix reported initial pharmacokinetic (PK) and pharmacodynamic (PD) data from the first six patients in its Phase 1a clinical trial of NX-2127, including completed cohorts 1 and 2 treated at 100 mg and 200 mg once daily. The data showed BTK levels in peripheral blood significantly decreased in all patients in the trial starting on day 1 and remained suppressed throughout the dosing period. BTK degradation exceeded 80% at steady state in the first dose cohort and exceeded 90% in the second dose cohort. Such levels of BTK degradation have been associated with anti-tumor effects in preclinical animal models. Clinical observations were presented for the one patient in cohort 1, a 78-year-old man with chronic lymphocytic leukemia (CLL) and significant mutations in the BTK gene associated with resistance to standard of care BTK inhibitors, who achieved a partial remission with lymphocytosis.

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Strengthened financial position: In March 2021, Nurix completed an underwritten public offering of 5,175,000 shares of its common stock, at a public offering price of $31.00 per share, which included 675,000 shares issued upon the exercise in full by the underwriters of their option to purchase additional shares of common stock. The net proceeds to Nurix from the offering were approximately $150.2 million, after deducting underwriting discounts, commissions and offering expenses. Combined with additional capital from partners in 2021, Nurix ended fiscal year 2021 with $432.9 million in cash and equivalents compared to $372.0 million as of November 30, 2020.

Upcoming Program Highlights

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NX-2127: Nurix’s lead drug candidate from its protein degradation portfolio, NX-2127, is an orally bioavailable degrader of BTK with immunomodulatory drug (IMiD) activity. Nurix plans to initiate the Phase 1b expansion phase of its ongoing Phase 1a/1b clinical trial of NX-2127 in adults with relapsed or refractory B-cell malignancies in mid-2022 and to present additional data from Phase 1a in the second half of 2022. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).

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NX-5948: Nurix’s second drug candidate from its protein degradation portfolio, NX-5948, is an orally bioavailable BTK degrader designed without IMiD activity for certain B-cell malignancies and autoimmune diseases. Nurix is evaluating NX-5948 in a Phase 1 clinical trial in adults with relapsed or refractory B-cell malignancies and expects to begin dosing at multiple clinical centers in the United Kingdom in the first half of 2022 and to have initial safety and PK/PD data from the Phase 1a portion of the study in the second half of 2022. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05131022).

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NX-1607: Nurix’s lead drug candidate from its E3 ligase inhibitor portfolio, NX-1607, is an orally bioavailable inhibitor of Casitas B-lineage lymphoma proto-oncogene B (CBL-B) for immuno-oncology indications including a range of solid tumor types. Nurix is evaluating NX-1607 in an ongoing, Phase 1 dose escalation and expansion trial in adults with a variety of oncology indications at multiple clinical sites in the United Kingdom and expects to have initial PK/PD data from the Phase 1a stage of the study, including biomarker and safety data, in mid-2022. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05107674).

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DeTIL-0255: Nurix’s lead candidate in its cellular therapy portfolio, DeTIL-0255, is a drug-enhanced adoptive cellular therapy. Nurix is evaluating DeTIL-0255 in a Phase 1 trial in adults with gynecological malignancies including ovarian cancer, cervical cancer, and endometrial cancer. Nurix anticipates dosing the first patient in the first half of 2022 and providing a clinical update from the run-in portion of the study in the second half of 2022. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05107739).

Fiscal Fourth Quarter and Full Year 2021 Financial Results

Collaboration revenue for the three months and twelve months ended November 30, 2021 was $7.4 million and $29.8 million, respectively, compared with $6.7 million and $17.8 million for the three and twelve months ended November 30, 2020, respectively. The increase for the twelve-month period was primarily due to the continued scale up of internal resources and external spending for Nurix’s collaborations with Sanofi and Gilead as compared to the prior year, resulting in a higher percentage of completion in the current year. The increase was also due to partial revenue recognized during the year ended November 30, 2021 for the achievement of certain preclinical milestones under Nurix’s collaborations with Gilead and Sanofi.

Research and development expenses for the three months and twelve months ended November 30, 2021 were $36.5 million and $116.4 million, respectively, compared with $20.4 million and $66.5 million for the three and twelve months ended November 30, 2020, respectively. The increase for the twelve-month period was primarily related to an increase in compensation and personnel costs attributable to an increase in headcount; increases in supplies and contract research, preclinical activities and contract manufacturing costs attributable to an increase in Nurix’s preclinical development activities and drug discovery research and preparation for upcoming clinical programs for its lead drug candidates; an increase in clinical costs due to ongoing clinical trial startup and patient enrollment; an increase in non-cash stock-based compensation expense; and an increase in facility and other costs primarily due to the expansion of leased premises and investments in information technology.

General and administrative expenses for the three months and twelve months ended November 30, 2021 were $8.8 million and $31.2 million, respectively, compared with $6.3 million and $16.3 million for the three and twelve months ended November 30, 2020, respectively. The increase for the twelve-month period was primarily related to non-cash stock-based compensation expense, compensation related expenses attributable to higher headcount, and consultant and other professional services costs primarily related to becoming a public company.

Net loss for the three months and twelve months ended November 30, 2021 was $37.7 million or ($0.85) per share and $117.2 million or ($2.73) per share, respectively, compared with $19.9 million or ($0.51) per share and $43.2 million or ($2.76) per share for the three and twelve months ended November 30, 2020, respectively.

Cash, cash equivalents and investments: As of November 30, 2021, Nurix had cash, cash equivalents and investments of $432.9 million, compared with $372.0 million as of November 30, 2020.

About Nurix Therapeutics, Inc.

Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development, and commercialization of small molecule therapies designed to modulate cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging Nurix’s extensive expertise in E3 ligases together with its proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates T-cell activation. Nurix is headquartered in San Francisco, California. For more information, please visit http://www.nurixtx.com/.

Forward Looking Statement

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding our future financial or business performance, conditions, plans, prospects, trends or strategies and other financial and business matters; our current and prospective drug candidates; the planned timing and conduct of our clinical trial programs for our drug candidates; the planned timing for the provision of clinical updates and initial findings from our clinical studies; the potential advantages of our DELigase™ platform and drug candidates; and the extent to which our scientific approach and DELigase™ platform may potentially address a broad range of diseases. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Nurix’s ability to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) the timing and results of preclinical studies and clinical trials; (iii) Nurix’s ability to fund development activities and achieve development goals; (iv) the impact of the COVID-19 pandemic on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (v) Nurix’s ability to protect intellectual property and (vi) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2021 and other SEC filings. Additional information will also be set forth in Nurix’s Annual Report on Form 10-K for the year ended November 30, 2021. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:

Investors:	Media:
Jason Kantor, Ph.D.	Elizabeth Wolffe, Ph.D.
Nurix Therapeutics, Inc.	Wheelhouse Life Science Advisors
jkantor@nurixtx.com	lwolffe@wheelhouselsa.com

Nurix Therapeutics, Inc.

Condensed consolidated statements of operations

(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended November 30,		Year Ended November 30,
	2021	2020	2021	2020
Collaboration revenue	$7,396	$6,689	$29,750	$17,820
Operating expenses:
Research and development	36,531	20,445	116,434	66,494
General and administrative	8,818	6,252	31,202	16,309
Total operating expenses	45,349	26,697	147,636	82,803
Loss from operations	(37,953)	(20,008)	(117,886)	(64,983)
Interest and other income, net	295	135	823	1,206
Loss before income taxes	(37,658)	(19,873)	(117,063)	(63,777)
Provision for (benefit from) income taxes	44	41	131	(20,535)
Net loss	$(37,702)	$(19,914)	$(117,194)	$(43,242)
Net loss per share, basic and diluted	$(0.85)	$(0.51)	$(2.73)	$(2.76)
Weighted-average number of shares outstanding, basic and diluted	44,554,325	38,702,486	42,895,383	15,673,424

Nurix Therapeutics, Inc.
Condensed consolidated balance sheets
(in thousands)
(unaudited)

	November 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$80,506	$119,356
Short-term investments	215,214	161,792
Accounts receivable	6,000	—
Contract assets	—	7,500
Income tax receivable	204	3,846
Prepaid expenses and other current assets	9,194	5,940
Total current assets	311,118	298,434
Long-term investments	137,189	90,890
Operating lease right-of-use assets	14,005	—
Property and equipment, net	11,340	6,672
Restricted cash	286	170
Other assets	2,833	177
Total assets	$476,771	$396,343
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$6,650	$3,412
Accrued expenses and other current liabilities	14,549	8,328
Operating lease current liabilities	3,847	—
Deferred revenue, current	41,212	32,799
Total current liabilities	66,258	44,539
Operating lease long-term liabilities	9,189	—
Deferred revenue, net of current portion	59,022	60,685
Other long-term liabilities	—	850
Total liabilities	134,469	106,074
Stockholders’ equity:
Common stock	45	39
Additional paid-in-capital	563,757	393,841
Accumulated other comprehensive income (loss)	(608)	87
Accumulated deficit	(220,892)	(103,698)
Total stockholders’ equity	342,302	290,269
Total liabilities and stockholders’ equity	$476,771	$396,343